Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of Kindred Biosciences, Inc. of our report dated March 14, 2014, with respect to our audit of the financial statements of Kindred Biosciences, Inc. as of December 31, 2012 and 2013, and for the period from September 25, 2012 (inception) through December 31, 2012, the year ended December 31, 2013, and for the cumulative period from September 25, 2012 (inception) through December 31, 2013, which report appears in the Prospectus that is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
KMJ Corbin & Company LLP
Costa Mesa, California
March 18, 2014

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